Brokerwebs

Web Design & Marketing Solutions

Kanab.Club Roadmap 2023

Prepared for:
Himalaya Technologies Inc.

Prepared by:
Brokerwebs LLC.

KanabClub Roadmap Overview

KanabClub
Cannabis Social Media Community

New application development proposed for 2023. Himalaya Technologies Inc. HMLA (Please note these features and applications are planned and are subject to change)

Kanab.Club AI Integration Phase 1

Brokerwebs is proposing an AI system that will be integrated with GPT3 Open.AI to improve the Core Social Platform functions within KanabClub. We will provide users with a personalized assistant tool within the platform to ask questions to ChatGPT without having to leave the Kanab Club Ecosystem.

Kanab.Club Dating Phase 1

Expansion of Existing Kanab.Club Framework to include Dating Modules. We believe an untapped market for niche online dating is tied to the existing community of cannabis users and beyond. Brokerwebs is proposing to build a Dating platform that is tightly integrated into the existing Kanab.Club ecosystem.

Kanab Short Videos Phase 1

Expansion of current Kanab.Club platform to include elements of instant video similar to tik tok and reels style videos. Brokerwebs is Proposing a Value add to the KanabClub Ecosystem that will position KanabClub as a contender in the Short Video Social Media market.

Social Media Packaging and Re-Skinning Platform.

Brokerwebs is Proposing Packaging existing IP designed for Kanab Club. This will consist of Packaging existing code into a format that can be mouldable into new platforms that can be used in specific Niches.

Kanab AI Integration Phase 1

Objective Overview:

Brokerwebs is proposing to create a custom AI-based API-integrated solution with OpenAI. Our goal is to embed a tool within the KanabClub Ecosystem for users to easily interact with a ChatGPT Prompt and Obtain suggestions for posts, generate AI art & avatars, research cannabis-related information, and more. Our goal is to tightly package this within the ecosystem of Kanab Club as an additional set of features that encourages users to choose Kanab Club.

Proposed Features: Kanab AI phase 1

- **New ChatGPT Prompt Toolbar**- Our users need Quick access to this tool throughout the site. We believe having the ability to jump into a Chatgpt window at any time during the user experience is paramount in making this toolbar a useful feature within the platform.

- **New AI Avatar Creator**- As part of the planned Kanab AI implementation we will create a toolbar for users to interact with OpenAI / Photosonic Generators to create art and Avatars on the fly within the platform. This is the first time a social media platform has integrated this functionality.
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Kanab Club Dating Phase 1

Objective Overview:

Brokerwebs Is proposing the development of a new Cannabis Dating Application as a further extension of the Kanab Club ecosystem. Our goal is to extend the usability of the platform by offering cannabis users a way to connect within the ecosystem of Kanab Club. Our Goal would be to develop an initial Phase 1 with a standard feature set. This will allow users to create a dating profile and search for matches in a quick and seamless way.

Proposed Features: Kanab Dating Phase 1

- **User Profile Creation:** Allow users to create a detailed profile with information about their interests, lifestyle, and cannabis consumption preferences.

- **Basic Matchmaking Algorithm:** Develop a simple algorithm that matches users based on their interests, lifestyle, and cannabis consumption preferences.

- **Chat Functionality**: Provide a chat feature for users to communicate with their matches.

- **User-Generated Content:** Allow users to share photos, videos, and written content related to their cannabis experiences.

- **Strain Recommendation Engine:** Provide users with strain recommendations based on their

preferences and lifestyle.

- **Integration with the existing Kanab Club Ecosystem** - Users will easily be able to transfer over to the new Kanab Club dating without leaving the Kanab Club Ecosystem.

Kanab Short Videos Phase 1

Objective Overview:

Brokerwebs intends to expand the current Kanab.Club platform by incorporating features of instant video similar to Tik Tok and Reels style videos. This expansion is expected to bring added value to the KanabClub ecosystem, positioning it as a competitive player in the short-video social media market.

Proposed Features: Kanab Short Videos Phase 1

- **Short Video Upload Engine:** We will provide users the ability to upload short form videos. Within these videos they will be able to choose snippets of music similar to Tik Tok.

- **Dedicated Mobile Optimized Site:** As part of the new application we will provide a public facing portal within the ecosystem of Kanab Club to display videos. We will optimize this platform to be mobile Capable.

- **Video Discovery Engine:** We will develop a proprietary video discovery engine. This will randomize videos and spread videos with high indicators of engagement.

- **Social Sharing:** Enable users to share their videos and profiles on other social media platforms

- **Trending Feed:** Show users a feed of the most popular and trending videos on the platform.

Kanab Platform Re-skin & Packaging of IP



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Objective Overview:

Brokerwebs intends to expand the use of it proprietary Custom Coded Intellectual Property. Our intention is to Duplicate & Package existing software to be re-purposed for testing of new verticals. Our team will create re-suable blocks of code, re-skin and re-purpose for Fan bases of NFL,NBA,NHL teams as specified by Himalaya Technologies Inc.

Proposed Features: Re-Package & Re-Skin Kanab Platform

- **Convert Kanab IP into Package Blocks:** Our team will package the existing Intellectual Property designed for Kanab Club and turn it into

- **Re-Skin Kanab Platform for New Verticals:** As Part of the duplication process we will do a full re-skin of the Kanab Platform to be used for additional verticals (ex: NFL.NBA,NHL, Hobbies etc.)

- **Mobile Optimize:** Mobile optimization and deployment of every new copy implemented.

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Brokerwebs Development Process Overview

At Brokerwebs we understand that every project presents its own series of challenges. While many can be avoided with great pre planning we still anticipate the unexpected. We have included a full breakdown of our process. Our Standard Custom Software Process applies to all Included Proposals.

Phase 1: WireFrames / Pre-Project Preparation.

- Our Development team will begin the project by starting with wire frames, flow charts, and development schedule. We will preschedule consultation points with your team periodically throughout the process along with project updates.

Phase 2: Programming / Infrastructure Development API Connections established.

- Our Development team will built all necessary components for functionality. Servers will be configured, core databases will be setup. Core Programming will begin. During this process we will build all core features agreed upon in Phase 1. We will have a dedicated team for both project management and development to ensure consistent progression of development.

Phase 3: UX/UI Design Implementation:

- Our Design Development team will begin doing front end design work on the existing platform designed by the Development team. We will evaluate and design to meet current trends. Furthermore we will round out the Mobile Experience and consult with Client during this process.

Phase 4: Extensive Platform Bug Testing and Revisions (Alpha Stage)

- Our Development Team will release an Alpha Stage platform build to begin our extensive bug testing. During this process we will select a test group to begin evaluating and finding bugs within the platform. All bugs will be logged and addressed before releasing to beta test group.

Phase 5: Initial Roll-Out (Beta Stage)

- Once our Alpha stage rollout is completed. We will release a Beta stage product for users to utilize. As part of our beta stage we will evaluate and adjust the platform based on analytics and user feedback. Platform will remain in Beta until the Client is confident in the platform.

Timelines Per Project Estimated

Estimated Development Timeline: Kanab.Club AI integration

- 2-3 months to Testing & Beta Deployment

Estimated Development Timeline: Kanab.Club Dating Phase 1

- 3-4 months to Testing & Beta Deployment

Estimated Development Timeline: Kanab.Club Video Shorts Phase 1

- 3-4 months to Testing & Beta Deployment

Estimated Timeline: Packaging & Re-Skin of Kanab Platform

- 1-2 months to Package plus additional time allocated for Re-Skin 2 weeks per platform duplication

Estimated Budget Range

Estimated Development Budget $180,000 - $220,000

Please note* This is a preliminary Budget Range for Tier 4 custom programming venture and long term engagement. Final Pricing Subject to negotiation and Signed Commitment.

Looking Forward Considerations

Upon approval of this initial Roadmap from Brokerwebs LLC. Our Team Will begin the process of developing detailed Scope of Work and Detailed Quotes for Each Platform Proposed.

Approval

Once you've reviewed the timeline and pricing above, simply sign below to approve your web design project. I will reach out to you to schedule our initial discovery session and generate your first invoice within 24 hours.

Brokerwebs LLC.	Himalaya Technologies Inc.